Exhibit 10.24
2008 Deferred Fee Plan for Non-Employee Directors
(effective January 29, 2008)
SECTION 1. Purpose; Definitions.
The purpose of the Plan is to afford each Non-Employee Director the option to elect to defer the receipt of all or part of his or her Compensation until such future date as he or she may elect pursuant to the terms and conditions of the Plan.
For purposes of the Plan, the following terms are defined as set forth below:

a.
“Account” means an unfunded deferred compensation account established by the Company pursuant to the Deferred Fee Program, consisting of one or more Subaccounts established in accordance with Section 3.2.2.

b.
“Allocation Date” means any date on which an amount representing all or a part of a Participant’s Compensation is to be credited to his or her Account pursuant to an effective Election Form. The Allocation Date for the Retainer Fee shall be the first day of each calendar quarter and for Meeting Fees shall be the first day of the month following the meeting.

c.	“Altria Deferred Fee Plan” has the meaning provided in Section 4.
d.	“Altria Unit Plan” has the meaning provided in Section 4.
e.
“Beneficiary” means any person or entity designated as such in a current Election Form. If there is no valid designation or if no designated Beneficiary survives the Participant, the Beneficiary is the Participant’s estate.

f.	“Board” means the Board of Directors of the Company.
g.	“Code” means the Internal Revenue Code of 1986, as amended from time to time.
h.	“Common Stock” means the common stock, no par value, of the Company.
i.	“Company” means Philip Morris International Inc., a corporation organized under the laws of the Commonwealth of Virginia, or any successor corporation.
j.	“Compensation” means the sum of the Retainer Fee and the Meeting Fees payable by the Company to each Participant.
k.
“Deferral Election” means the election by a Participant on an Election Form to defer the payment of all or part of his or her Compensation to be earned and payable after the applicable effective date set forth in Sections 3.1.1 or 3.1.2.

l.	“Deferred Amount” means the amount of Compensation (determined as a percentage of the Retainer Fee and the Meeting Fees) subject to a current deferral election.
m.	“Deferred Fee Program” means the provisions of the Plan that permit Participants to defer all or part of their Compensation.

n.	“Disability” means permanent and total disability within the meaning of Code section 409A, as determined under procedures established by the Board for purposes of the Plan.
o.	“Distribution Date” means the date designated by a Participant in accordance with Sections 3.3.1 and 3.3.2 for the commencement of payment of amounts credited to his or her Account.
p.	“Election Date” means the date an Election Form is received by the Secretary of the Company.
q.	“Election Form” means a valid Deferred Fee Program Initial Election Form or Modified Election Form properly completed and signed.
r.	“Exchange Act” means the Securities Exchange Act of 1934, as from time to time amended.
s.	“Extraordinary Distribution Request Date” means the date an Extraordinary Distribution Request Form is received by the Secretary of the Company.
t.
“Extraordinary Distribution Request Form” means the Deferred Fee Program Extraordinary Distribution Request Form properly completed and executed by a Participant or Beneficiary who wishes to request an extraordinary distribution of amounts credited to his or her Account in accordance with Section 3.3.3.

u.
“Fund” means any one of the investment vehicles in which the trust fund established under the trust agreement, as amended from time to time, entered into by the Company in connection with the Profit-Sharing Plan, is invested.

v.	“Meeting Fees” means the portion of a Participant’s Compensation that is based upon his or her attendance at Board meetings and meetings of committees of the Board.
w.
“Non-Employee Director” means each member of the Board who is not a full-time employee of the Company (or any corporation in which the Company owns, directly or indirectly, stock possessing at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote in the election of directors in such corporation).

x.
“Participant” means a Non-Employee Director and a Director Emeritus. A Participant shall also include a person who was, but is no longer, a member of the Board as long as an Account is being maintained for his or her benefit.

y.	“Plan” means the Philip Morris International Inc. Deferred Fee Plan for Non-Employee Directors.
z.	“Profit-Sharing Plan” means the Philip Morris International Inc. Deferred Profit-Sharing Plan, as amended from time to time.
aa.
“Retainer Fee” means the portion of a Participant’s Compensation that is fixed and paid without regard to his or her attendance at meetings, but shall not include amounts credited to a Participant’s account under the Stock Compensation Plan for Non-Employee Directors.

bb.	“Subaccount” means one of the bookkeeping accounts established within each Participant’s Account in accordance with Section 3.2.2.
cc.	“Transfer Election Date” means the date set forth on a Transfer Form.
dd.	“Transfer Form” means a valid Deferred Fee Program Transfer Election Form completed and signed by a Participant or Beneficiary.
ee.	“Transferred Account” has the meaning provided in Section 4.
ff.	“Unit Account” has the meaning provided in Section 4.

SECTION 2. Eligibility.
Each Non-Employee Director shall be eligible to participate in the Deferred Fee Program.
SECTION 3. Deferred Fee Program.
3.1 Participation.
3.1.1 Deferral Elections.
A Non-Employee Director may elect to defer all or a part of his or her Compensation to be earned and payable thereafter by completing and executing an Election Form and delivering it to the Secretary of the Company. Any Deferral Election relating to Retainer Fees shall be in integral multiples of twenty-five percent (25%) of the Retainer Fee. Any Deferral Election relating to Meeting Fees shall be one hundred percent (100%) of each Meeting Fee.
The Participant shall indicate on the Initial Election Form:

a.	the percentage of the Retainer Fee that he or she wishes to defer and whether Meeting Fees are to be deferred;
b.	the Distribution Date;
c.	whether distributions are to be in a lump sum, in installments or a combination thereof;
d.	the Participant’s Beneficiary or Beneficiaries; and
e.	the Subaccounts to which the Deferred Amount is to be allocated.
A Deferral Election shall become effective with respect to a Participant’s Retainer Fee and Meeting Fees accruing on and after the first day of the calendar year following the Election Date and shall remain in effect with respect to all future Compensation until a new Deferral Election made by the Participant in accordance with Section 3.1.2 or Section 3.1.3 becomes effective. In the case of a newly eligible Participant, however, a Deferral Election may be made no later than 30 days after first becoming eligible for this Plan and any other Plan required to be aggregated with this Plan under Code section 409A and the regulations and other guidance thereunder, and shall not be effective with respect to Compensation to which the Participant becomes entitled as a result of services performed on or before the Election Date.
3.1.2 Change of Deferral Election.
A Participant may change his or her deferral election with respect to Compensation to be earned and payable in a subsequent calendar year by completing and executing a Modified Election Form and delivering it to the Secretary of the Company. A change to increase or decrease the amount of future Retainer Fee or Meeting Fees to be deferred shall be effective only with respect to Compensation accruing on and after the first day of the calendar year following the Election Date.
3.1.3 Cessation of Deferrals.
A Participant may cease to defer future Compensation in the Deferred Fee Program by completing and executing a Modified Election Form, and delivering it to the Secretary of the Company. An election by a Participant to cease deferrals in the Deferred Fee Program shall become effective with respect to a Participant’s Retainer Fees or Meeting Fees on or after the first day of the first calendar year that begins after the Election Date.
3.1.4 Beneficiary Election Modification.
A Participant shall be permitted at any time to modify his or her Beneficiary election, effective as of the Election Date, by completing and executing a Modified Election Form and delivering it to the Secretary of the Company.

3.2 Investments.
3.2.1 Accounts.

The Company shall establish an Account for each Participant and for each Beneficiary to whom installment distributions are being made. On each Allocation Date, the Company shall allocate to each Participant’s Account an amount equal to his or her Deferred Amount.
3.2.2 Subaccounts.
The Company shall establish within each Account one or more Subaccounts, which shall be credited with earnings and charged with losses, if any, on the same basis as the corresponding Fund, as the same may change from time to time, under the Profit-Sharing Plan (except with respect to Subaccount D); as of the date hereof, the Subaccounts are, respectively:
Subaccount A - a bookkeeping account whose value shall be based on a theoretical investment in the Intermediate-Term Treasury Fund - Admiral Shares of the Profit-Sharing Plan.
Subaccount B - a bookkeeping account whose value shall be based on a theoretical investment in the Institutional Index Fund – Institutional Shares of the Profit-Sharing Plan.
Subaccount C - a bookkeeping account whose value shall be based on a theoretical investment in the Stable Value Fund of the Profit-Sharing Plan.
Subaccount D - a bookkeeping account whose value shall be based on a theoretical investment in the number of shares of Common Stock determined by dividing the Deferred Amount by the fair market value of a share of Common Stock on the date the Deferred Amount is credited to Subaccount D.
Subaccount E - a bookkeeping account whose value shall be based on a theoretical investment in the LifeStrategy Moderate Growth Fund – Investor Shares of the Profit-Sharing Plan.
Subaccount F - a bookkeeping account whose value shall be based on a theoretical investment in the International Index Fund – Investor Class of the Profit-Sharing Plan.
Subaccount G - a bookkeeping account whose value shall be based on a theoretical investment in the Extended Market Index Fund – Investor Class of the Profit-Sharing Plan.
Subaccount H - a bookkeeping account whose value shall be based on a theoretical investment in the European Stock Index Fund – Institutional Shares of the Profit-Sharing Plan.
Subaccount I – a bookkeeping account whose value shall be based on a theoretical investment in the selected Vanguard Target Retirement Fund(s)
To the extent additional funds are provided under the Profit-Sharing Plan, the Secretary of the Company or his designee is authorized to establish corresponding Subaccounts under the Plan. The Secretary or his designee is authorized to limit or prohibit new investments or transfers into any Subaccount.
Subject to the provisions of Sections 3.2.3 and 3.2.4, on each Allocation Date, each Participant’s Subaccounts shall be credited with an amount equal to the Deferred Amount designated by the Participant for allocation to such Subaccounts. Each Subaccount shall be credited with earnings and charged with losses as if the amounts allocated thereto had been invested in the corresponding Fund, provided that Subaccount D shall be credited with additional shares of Common Stock based on the amount of cash dividends that are paid from time to time on the number of shares of Common Stock with respect to which the Subaccount’s value is determined.
The value of any Subaccount at any relevant time shall be determined as if all amounts credited thereto had been invested in the corresponding Fund; provided, however, that if as a result of adjustments or substitutions in connection with an event described in the second paragraph of Section 4 of the Company’s Stock Compensation Plan for Non-Employee Directors or the corresponding provision of any successor thereto or as a result of the transfer of the Transferred Account, a participant has received or receives with respect to Subaccount D rights or amounts measured by reference to stock other than Common Stock, then any crediting of amounts to reflect dividends with respect to such other stock shall be allocated among and treated as invested proportionately in the Subaccounts most recently in effect for the investment of Compensation deferred by the Participant.
3.2.3 Investment Directions.
In connection with his or her initial Deferral Election, each Participant shall make an investment direction on his or her Initial Election Form with respect to the portion of such Participant’s Deferred Amount that is to be allocated to a Subaccount. Any apportionment of Deferred Amounts (and of increases or decreases in Deferred Amounts) among the Subaccounts shall be in integral multiples of one percent (1%). An investment direction shall become effective with respect to any Subaccount on the first day of the calendar month following the Election Date. All investment directions shall be irrevocable and shall remain in effect with respect to all future Deferred Amounts until a new irrevocable investment direction made by the Participant in accordance with Section 3.2.4 becomes effective.
3.2.4 New Investment Directions.
A Participant may make a new investment direction with respect to his or her Deferred Amount only by completing and executing a Modified Election Form and delivering it to the Secretary of the Company. A new investment direction shall become effective with respect to any Subaccount on the first day of the calendar month following the Election Date.
3.2.5 Investment Transfers.
A Participant or a Beneficiary (after the death of the Participant) may transfer to one or more different Subaccounts all or a part (not less than one percent (1%)) of the amounts credited to a Subaccount by completing and executing a Transfer Form and delivering it to the Secretary of the Company; provided, however, that no Transfer Form may be submitted by a Participant who is subject to Section 16 of the Exchange Act, if a Transfer Form requesting an opposite way transfer had been submitted by such Participant within the preceding six months.
Any transfer of amounts among Subaccounts shall become effective on the first day of the calendar month following the Transfer Election Date.
3.3 Distributions.
3.3.1 Distribution Elections.
Each Participant shall designate on his or her Election Form one of the following dates as a Distribution Date with respect to amounts credited to his or her Account thereafter:

a.	the fifteenth day of the calendar month following the Participant’s separation from service, including by reason of Disability or the Participant’s death;
b.	the fifteenth day of the earlier of (i) a calendar month specified by the Participant which is at least six months after the Election Date or (ii) the calendar month following the Participant’s death; or
c.	the earlier to occur of a or b.
A Distribution Date election shall be effective only with respect to amounts attributable to service by the Participant on and after the Election Date and subsequent earnings credited with respect to such amounts. Any election by a Participant for his or her Account to be paid upon his or her separation from service shall be applied in accordance with Internal Revenue Code section 409A. No separation from service shall be deemed to occur until the Director ceases to serve on any and all of the Board of Directors of the Company and the board of directors of any other company with respect to which his service as a director began while such other company was a subsidiary of the Company.
A Participant may request on his or her Election Form that distributions from his or her Account be made in (i) a lump sum, (ii) no more than one-hundred eighty (180) monthly, sixty (60) quarterly or fifteen (15) annual installments or (iii) a combination of (i) and (ii). Each installment shall be determined by dividing the Account balance by the number of remaining installments. If a Participant receives a distribution from a Subaccount on an installment basis, amounts remaining in such Subaccount before payment shall continue to accrue earnings and incur losses in accordance with the terms of Section 3.2.2. Except as stated in the next paragraph, all distributions shall be made to the Participant.
Upon the Participant’s death, the balance remaining in the Participant’s Account shall be payable to his or her Beneficiaries as set forth on the Participant’s current Election Form or Forms. Upon the death of a Beneficiary who is receiving distributions in installments, the balance remaining in the Account of the Beneficiary shall be payable to his or her estate in a lump sum, without interest, except to the extent that the Secretary of the Company permits a Participant to elect otherwise in accordance with the procedures of this Section 3.3, taking into account administrative feasibility and other constraints.

All distributions shall be paid in cash and, except as provided in Section 3.3.3, shall be deemed to have been made from each Subaccount pro rata.
3.3.2 Modified Distribution Elections.
A Participant may modify his or her election as to Distribution Date and distribution form with respect to Compensation attributable to future service, with such modification to be effective beginning with the next calendar year and continuing thereafter, by completing and executing a modified Election Form and delivering it to the Secretary of the Company.
3.3.3 Extraordinary Distributions.
Notwithstanding the foregoing, a Participant or Beneficiary (after the death of the Participant) may request an extraordinary distribution of all or part of the amount credited to his or her Account because of hardship. A distribution shall be deemed to be “because of hardship” if such distribution is necessary to alleviate or satisfy an immediate and heavy financial need of the Participant and otherwise satisfies the requirements for the occurrence of an “unforeseeable emergency” within the meaning of Code section 409A(a)(2).
A request for an extraordinary distribution shall be made by completing and executing an Extraordinary Distribution Request Form and delivering it to the Secretary of the Company. All extraordinary distributions shall be subject to approval by the Nominating and Governance Committee of the Board.
The Extraordinary Distribution Request Form shall indicate:

a.	the amount to be distributed from the Account;
b.	the Subaccount(s) from which the distribution is to be made; and
c.	the “hardship” requiring the distribution.
The amount of any extraordinary distribution shall not exceed the amount determined by the Compensation Committee of the Board to be required to meet the immediate financial need of the applicant.
An extraordinary distribution shall be made with respect to amounts credited to each Subaccount on the first day of the calendar month next following approval of the extraordinary distribution request by the Compensation Committee of the Board. Upon approval of an extraordinary distribution request, any Deferral Election in place shall be cancelled prospectively. A Participant may make a new Deferral Election for a future year in accordance with Section 3.1.2.
SECTION 4. Special Provisions for Transferring Directors.
4.1 Altria Deferred Fee Plan Transfer
Notwithstanding anything in this Plan to the contrary, with respect to a Participant who was a participant in the Altria Group, Inc. Deferred Fee Plan for Non-Employee Directors (the “Altria Deferred Fee Plan”) for service in 2008 and who is eligible for this Plan on March 28, 2008:

a.	the Participant’s deferral elections for 2008 under the Altria Deferred Fee Plan with respect to such Participant’s meeting fees and retainer fee paid by the Altria Group, Inc. shall also apply with respect to Compensation to be paid to the Participant by the Company for services performed in 2008 and future years;
b.	the balance credited to the Participant under the Altria Deferred Fee Plan shall be transferred to this Plan (a “Transferred Account”), and the unfunded liability relating to such Transferred Account shall be assumed by the Company;
c.	the Participant’s election as to the time and form of distribution of amounts deferred under the Altria Deferred Fee Plan and credited to the Transferred Account shall continue to apply to the Transferred Account, and the Participant’s election as to the time and form of distribution of amounts deferred in 2008 under the Altria Deferred Fee Plan shall also apply with respect to amounts deferred under this Plan in 2008 and future years;

d.	the Participant’s most recent election as to the investment of the Transferred Account under the Altria Deferred Fee Plan shall continue to apply to the Transferred Account, and the Participant’s most recent election as to the investment of future deferrals under the Altria Deferred Fee Plan shall also apply with respect to amounts deferred under this Plan in 2008 and future years (for purposes of deferrals under this Plan, an election to be treated as invested in Subaccount D under the Altria Deferred Fee Plan, which was measured by the value of the common stock of Altria Group, Inc., shall be considered an election to be treated as invested in Subaccount D under this Plan, which is measured by the value of the common stock of the Company); and
e.	the Participant’s most recent beneficiary designation under the Altria Deferred Fee Plan shall continue to apply to the Transferred Account and shall also apply to amounts deferred under this Plan in 2008 and future years;
provided, however, that any election or beneficiary designation carried over from the Altria Deferred Fee Plan under this Section 4.1 may be changed by the Participant in the manner and to the extent permitted under the applicable provisions of Section 3.
4.2 Altria Unit Plan Transfer.
With respect to a Participant who was a participant in the Altria Group, Inc. Unit Plan for Incumbent Non-Employee Directors (the “Altria Unit Plan”) and who is eligible for this Plan on March 28, 2008:

a.	the balance credited to the Participant under the Altria Unit Plan shall be transferred to this Plan (a “Unit Account”) immediately before the distribution of the Company to shareholders of the Altria Group, Inc., and the unfunded liability relating to such Unit Account shall be assumed by the Company;
b.	the Participant’s election as to the form of distribution of amounts deferred under the Altria Unit Plan and credited to the Unit Account shall continue to apply to the Unit Account, and the Unit Account shall continue to be payable upon the first day of the second month following the date the Participant ceases to be a Director;
c.	the Unit Account shall continue to be treated as invested in the Stock Unit Account, Equity Index Account, and/or Interest Income Account (in each case within the meaning of the Altria Unit Plan), as previously elected by the Participant under the Altria Unit Plan, provided, however, that if as a result of adjustments or substitutions in connection with an event described in the second paragraph of Section 4 of the Company’s Stock Compensation Plan for Non-Employee Directors or the comparable provision of any successor to such plan or as a result of the transfer of the Unit Account to this Plan, a Participant has received or receives with respect to his or her Stock Unit Account rights or amounts measured by reference to stock other than Common Stock, then (i) such rights or amounts shall be accounted for in an additional account under the Plan but treated as subject to the elections made with respect to the Stock Unit Account and (ii) within 12 months following the event described in such Section 4 or the transfer of the Unit Account, the Participant shall be offered the opportunity to convert the portion of his or her Unit Account measured by reference to such other stock to an amount measured by reference to the Common Stock having the same fair market value (rounded as necessary to reflect fractional shares) as of the date of such conversion, and further provided that any crediting of amounts to reflect dividends with respect to such other stock shall be allocated among and treated as invested proportionately in the investments most recently selected by the Participant; and
d.	the Participant’s most recent beneficiary designation under the Altria Unit Plan shall continue to apply to the Unit Account.
If a Participant has not already filed a distribution election form with respect to his Unit Account with the Altria Group, Inc., the Participant may, no later than one year and one day preceding the date he or she ceases to be a Director, file with the Secretary of the Company a distribution election form, which shall be irrevocable, providing that distribution from his or her Unit Account may be made (i) in no more than one-hundred eighty (180) monthly, sixty (60) quarterly or fifteen (15) annual installments or (ii) in a combination of a lump sum and installments. The first such payment shall be made on the first day of the second month following the date the participant ceases to be a Director. Each installment shall be determined by dividing the sum of the Unit Account balances by the number of remaining installments. If a Participant or a beneficiary is receiving distributions in installments, the Unit Account shall continue to accrue earnings and incur losses.

A Participant who elects a distribution in installments with respect to his Unit Account shall be entitled to make a special investment election on his or her distribution election form pursuant to which transfers from the Participant’s Stock Unit Account will be made, effective the first day of the second month following the date the Participant ceases to be a Director, to an Equity Index Account or an Interest Income Account or both (in each case within the meaning of the Altria Unit Plan).
If a distribution occurs by reason of the Participant’s death or, if at the time of death, the Participant was receiving distributions in installments, the balance remaining in the Participant’s Unit Account shall be payable to his or her beneficiaries designated in, and in the manner of payment set forth on, the Participant’s beneficiary designation form with respect to the Unit Account in effect on the date of the Participant’s death. Any lump sum distributions to beneficiaries shall be without interest. A Participant may at any time file a beneficiary designation form with respect to the Unit Account with the Secretary of the Company. Such designation may be revoked or modified at any time by filing a new beneficiary designation form.
All distributions with respect to the Unit Account shall be paid in cash.
Notwithstanding any provision of this Plan to the contrary, the Unit Account is a “grandfathered” deferred compensation account that was in effect on and has not been materially modified since October 3, 2004, and is not intended to be subject to Section 409A of the Code. The distribution and related provisions of the Deferred Fee Program contained in Section 3 of this Plan shall not apply with respect to the Unit Account, which shall be governed by this Section 4.2.
SECTION 5. General Provisions.
5.1 Unfunded Plan.
It is intended that the Plan constitute an “unfunded” plan for deferred compensation. The Company may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan; provided, however, that, unless the Company otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan. Any liability of the Company to any person with respect to any grant under the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.
5.2 Rules of Construction.
The Plan shall be construed and interpreted in accordance with Virginia law. Headings are given to the sections of the Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law. Notwithstanding anything in this Plan to the contrary, the Plan shall be construed to reflect the intent of the Company that all elections to defer, distributions, and other aspects of the Plan shall comply with Code section 409A and any regulations and other guidance thereunder. The Plan is also intended to be construed so that participation in the Plan will be exempt from Section 16(b) of the Exchange Act pursuant to regulations and interpretations issued from time to time by the Securities and Exchange Commission.
5.3 Withholding.
No later than the date as of which an amount first becomes includible in the gross income of the Participant for Federal income tax purposes with respect to any participation under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.
5.4 Amendment.
The Plan may be amended by the Board, but no amendment shall be made that would impair prior Common Stock awards or the rights of a Participant to his or her Account without his or her consent. In addition, no amendment may become effective until shareholder approval is obtained if the amendment (i) materially increases the benefits accruing to Participants under the Plan or (ii) modifies the eligibility requirements for participation in the Plan.

5.5 Duration of Plan.
The Company hopes to continue the Plan indefinitely, but reserves the right to terminate the Plan by appropriate action of the Board at any time. Upon termination of the Plan, amounts then credited to each Account shall be paid in accordance with the Distribution Election then governing such Account or as otherwise provided in Section 3.3.1.
5.6 Assignability.
No Participant or Beneficiary shall have the right to assign, pledge or otherwise transfer any payments to which such Participant or Beneficiary may be entitled under the Plan other than by will or by the laws of descent and distribution or pursuant to a domestic relations order that meets the relevant requirements of a “qualified domestic relations order” (as defined by Section 414(p) of the Code).
5.7 Adoption of Procedures.
The Secretary of the Company shall have the authority to adopt such procedures as are appropriate to administer the Plan. The Nominating and Corporate Governance Committee shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with the laws, regulations, compensation practices and tax and accounting principles of the countries in which Non-Employee Directors reside or are citizens of and to meet the objectives of the Plan.